Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mrs. Elka Yaron, President

Eco Planet Corp.

1811 Silverside Road

Wilmington, DE 19810

Dear Mrs. Yaron:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Eco Planet Corp. on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated January 11, 2012, as of and for the periods ended December 31, 2011 and from inception to December 31, 2011. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC

Baltimore, Maryland

March 29, 2012